K&L GATES LLP HEARST TOWER 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

May 29, 2014

Energous Corporation

303 Ray Street

Pleasanton, CA 94566

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about May 29, 2014 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 2,637,925 shares of Common Stock, par value $0.00001 per share, of Energous Corporation, a Delaware corporation (the “Company”), consisting of up to 2,335,967 shares issuable pursuant to the Energous Corporation 2013 Equity Incentive Plan (the “2013 Plan”), up to 250,000 shares issuable pursuant to the Energous Corporation 2014 Non-Employee Equity Compensation Plan (the “2014 Plan”, and together with the 2013 Plan, the “Plans”) and up to 51,958 shares issuable pursuant to the Non-Statutory Stock Option Agreements (the “Stock Option Agreements”) issued to Robert Griffin and Nicolaos Alexopoulos on February 27, 2014 (collectively, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Plans, the Stock Option Agreements and the corporate actions of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials. In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with and upon the terms and conditions of the Plans or the Stock Option Agreements, as applicable, such Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP